EXHIBIT 99.2
March 1, 2011

To Our Members:

To enhance the safety and soundness of the Federal Home Loan Bank System, the 12 FHLBanks have worked together to develop a “System Capital Initiative” to set aside funds previously used to satisfy the Resolution Funding Corporation (REFCORP) obligation, which is expected to be completed this year.

As part of this initiative, each FHLBank will allocate approximately 20 percent of its net income quarterly to a separate, restricted retained earnings account to be established by each FHLBank. Unlike the REFCORP assessments, however, the amounts allocated to this restricted account will not reduce each FHLBank's net income. As a result, each FHLBank's contributions to the Affordable Housing Program (AHP) will increase after the REFCORP obligation is completed.

The initiative should have numerous and wide-ranging benefits for you. It will help protect the par value of your capital stock by creating an additional buffer on the balance sheet to absorb losses. In addition, it will help ensure your ready access to funding from the Federal Home Loan Bank of Chicago by further strengthening our balance sheet.

For FHLBank debt investors, the initiative should provide greater certainty that System debt obligations will be met as well as greater comfort to rating agencies and others about the ability of the FHLBanks to absorb any future losses.

Finally, the FHLBanks fulfilled their critical role during the recent financial crisis without assistance from the federal government; this initiative greatly reduces the possibility that the FHLBanks will ever require taxpayer assistance in the future.

The details of the System Capital Initiative are described in a “Joint Capital Enhancement Agreement” that all of the FHLBanks filed today with the Securities and Exchange Commission. Please click here to read a question-and-answer document about the agreement. Feel free to contact me with questions about this new FHLBank initiative as well. Or, contact Chad Brandt, Executive Vice President, Banking and Advance Products Group, or your relationship banker.

Thank you for your continued support of the Federal Home Loan Bank of Chicago and of the entire FHLBank System.

Sincerely,

/s/ Matt Feldman

Matt Feldman
President and CEO